Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13G or Schedule 13D, as applicable, including amendments thereto with respect to the Common Stock of Pershing Square Inc., and that this agreement be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning it contained herein and therein but shall not be responsible for the completeness and accuracy of the information concerning the others.

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of this 14th day of August, 2026.

William A. Ackman

Signature:	/s/ William A. Ackman
Name/Title:	William A. Ackman
Date:	08/14/2026

WAA Management LLC

Signature:	/s/ William A. Ackman
Name/Title:	William A. Ackman / Manager
Date:	08/14/2026